EXHIBIT 99.1

Piedmont Office Realty Trust Reports Second Quarter 2022 Results
ATLANTA, July 27, 2022--Piedmont Office Realty Trust, Inc. ("Piedmont" or the "Company") (NYSE:PDM), an owner of Class A office properties located primarily in the Sunbelt, today announced its results for the quarter ended June 30, 2022.

Highlights for the Quarter Ended June 30, 2022:

Financial Results:
•The Company recognized net income applicable to Piedmont of $8.0 million, or $0.06 per diluted share, for the quarter ended June 30, 2022, as compared to $9.9 million, or $0.08 per diluted share, for the quarter ended June 30, 2021.
•Core Funds From Operations ("Core FFO"), was $0.50 per diluted share for the quarter ended June 30, 2022, compared to $0.48 per diluted share for the quarter ended June 30, 2021.
•Same Store Net Operating Income ("Same Store NOI") increased 1.8% and 2.8% on a cash and accrual basis, respectively, for the quarter ended June 30, 2022 as compared to the quarter ended June 30, 2021.
Leasing:
•The Company completed approximately 724,000 square feet of leasing during the quarter ended June 30, 2022, including approximately 233,000 square feet related to new tenant leasing.
•The largest new tenant lease was with Kimley-Horn and Associates for approximately 61,000 square feet through 2034 at 200 South Orange Avenue in Orlando, FL.
•Renewal leasing completed during the quarter included an intermediate extension of US Bank's approximately 340,000 square feet at One and Two Meridian Crossings in Minneapolis through 2024, which is part of Piedmont's negotiation with US Bank on a longer term extension for the majority of their space in Minneapolis.
•Cash and accrual basis rents on leases executed during the quarter ended June 30, 2022 for space vacant one year or less increased approximately 3% and 12%, respectively.
•The portfolio increased to 87.0% leased as of June 30, 2022, from 85.5% as of December 31, 2021.
•The Company's scheduled lease expirations for the remainder of the year ending December 31, 2022 and the year ending December 31, 2023 are low, representing approximately 3% and 8%, respectively, of its annualized lease revenue.
•Excluding the one large renewal for US Bank mentioned above, the weighted average lease term for the over 50 leases executed during the second quarter was approximately 6.5 years.
•As of June 30, 2022, the Company had approximately 1.2 million square feet of executed leases for vacant space yet to commence or under rental abatement, representing approximately $36 million of annual revenue.

Capital Markets:
•Piedmont entered into a binding contract to purchase 1180 Peachtree Street, an iconic, 41-story, Class AA office building located at the epicenter of Midtown Atlanta, GA, for a net purchase price of $465 million, which includes the assumption of an existing $197 million, 4.1% fixed rate mortgage maturing in 2028 secured by the property. The LEED Platinum, 95% leased building has over seven years of weighted-average lease term at roughly 20% below-market rents and provides tenants with a best-in-class amenity set along with unmatched views of the city of Atlanta across its full-glass façade. With this second skyline defining acquisition in the Midtown Atlanta submarket in the last twelve months, Piedmont will own 1.3 million square feet in this dynamic submarket and will be the largest office owner along Peachtree Street in Midtown. The transaction is expected to close during the third quarter of 2022 with an initial accrual-basis NOI yield of 6.3%. On an interim basis, the cash portion of the net purchase price will be funded primarily from the proceeds of a new $200 million bridge loan described below; however, the Company anticipates using the net sales proceeds from the disposition of non-strategic assets over the next 12 months, including a 1031 Exchange of its Cambridge assets, to ultimately fund the acquisition.

Balance Sheet (including subsequent event):
•Amended and restated our $500 million line of credit, increasing the capacity to $600 million and pushing the final extended maturity out to 2027.
•The Company's net debt-to-Core EBITDA ratio for the second quarter of 2022 was 5.5 x on an annualized basis and 5.7 x on a trailing twelve month basis.
•The Company has no secured debt and its Debt-to-Gross Assets ratio was 34.6% as of June 30, 2022.
•On July 22, 2022, Piedmont entered into a $200 million delayed-draw, unsecured, floating rate term loan facility initially bearing interest at Adjusted Term SOFR Rate (as defined in the term loan agreement) + 100 bps. The proceeds will be used to fund, on an interim basis, a majority of the cash portion of the 1180 Peachtree Street acquisition mentioned above, pending subsequent dispositions of assets intended to make the acquisition leverage neutral from a balance sheet perspective.

ESG and Operations:
•Piedmont was recognized as a 2022 ENERGY STAR® Partner of the Year, marking the second year in a row that the Company has achieved the designation.
•The Company was selected as a 2022 Green Lease Leader by the Institute for Market Transformation and the U.S. Department of Energy’s Better Buildings Alliance.
•Piedmont funded need-based scholarships at Howard University and Morehouse College.

Commenting on second quarter results, Brent Smith, Piedmont's President and Chief Executive Officer, said, "Second quarter was another strong quarter for Piedmont. We delivered our fourth consecutive quarter of over 200,000 square feet of new tenant leasing volume, which is above pre-pandemic levels, resulting in attractive economics and again demonstrating tenant preference for outstanding, amenity-rich environments offered at cost-conscious rental rates. We also laid the groundwork for the strategic acquisition of 1180 Peachtree Street, the most recognizable office building in Midtown Atlanta and solidifying our Sunbelt position with an estimated 67% of our annual revenue being generated from the region after the 1180 Peachtree Street and Cambridge transactions close. Finally, we were very pleased to be named an ENERGY

STAR Partner of the Year for the second consecutive year, as well as a 2022 Green Lease Leader, during the second quarter, demonstrating our continued commitment to maintaining a sustainable portfolio. "

Third Quarter 2022 Dividend Declaration

On July 27, 2022, the board of directors of Piedmont declared a dividend for the third quarter of 2022 in the amount of $0.21 per share on its common stock to stockholders of record as of the close of business on August 26, 2022, payable on September 16, 2022.

Guidance for 2022

After considering year-to-date results and updated forecasts, which particularly include increased interest rate projections and more conservative lease commencement date assumptions, the Company is narrowing its previously provided guidance for the year ending December 31, 2022 as follows:

	Revised		Previous
(in millions, except per share data)	Low	High	Low	High
Net income	$80	$83	$80	$84
Add:
Depreciation	133	136	134	138
Amortization	84	86	83	85
Deduct:
Gain on sale of real estate assets	(51)	(51)	(51)	(51)
NAREIT FFO and Core FFO applicable to common stock	$246	$254	$246	$256
NAREIT FFO and Core FFO per diluted share	$1.99	$2.05	$1.99	$2.07

This guidance reflects management's view of current market conditions and incorporates certain economic and operational assumptions and projections, including the impacts of completed transactional activity through July of 2022. In addition, the Company's guidance is based on information available to management as of the date of this release. The guidance includes the acquisition of 1180 Peachtree Street during the third quarter of 2022, the bridge financing of the acquisition, and the subsequent disposition of non-strategic assets totaling approximately $400 million over the next 12 months. The guidance does not include any other acquisitions. Actual results could differ materially from these estimates based on a variety of factors, particularly the timing of any future acquisitions and dispositions, as well as those factors discussed under "Forward Looking Statements" below.

Note that individual quarters may fluctuate on both a cash basis and an accrual basis due to the timing of lease commencements and expirations, abatement periods, repairs and maintenance expenses, capital expenditures, capital markets activities, seasonal general and administrative expenses, accrued potential performance-based compensation expense, and one-time revenue or expense events.

Non-GAAP Financial Measures

To supplement the presentation of the Company’s financial results prepared in accordance with U.S. generally accepted accounting principles ("GAAP"), this release and the accompanying quarterly supplemental information as of and for the period ended June 30, 2022 contain certain financial measures that are not prepared in accordance with GAAP, including FFO, Core FFO, AFFO, Same Store NOI (cash and accrual basis), Property NOI (cash and accrual basis), EBITDAre, and Core EBITDA. Definitions and reconciliations of each of these non-GAAP measures to their most comparable GAAP metrics are included below and in the accompanying quarterly supplemental information.
Each of the non-GAAP measures included in this release and the accompanying quarterly supplemental financial information has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of the Company’s results calculated in accordance with GAAP. In addition, because not all companies use identical calculations, the Company’s presentation of non-GAAP measures in this release and the accompanying quarterly supplemental information may not be comparable to similarly titled measures disclosed by other companies, including other REITs. The Company may also change the calculation of any of the non-GAAP measures included in this news release and the accompanying supplemental financial information from time to time in light of its then existing operations.

Conference Call Information

Piedmont has scheduled a conference call and an audio web cast for Thursday, July 28, 2022 at 9:00 A.M. Eastern daylight time. The live, listen-only, audio web cast of the call may be accessed on the Company's website at http://investor.piedmontreit.com/news-and-events/events-calendar. Dial-in numbers for analysts who plan to actively participate in the call are (877) 545-0523 for participants in the United States and Canada and (973) 528-0016 for international participants. Participant Access Code is 918676. A replay of the conference call will be available through 9:00 A.M. Eastern daylight time on August 11, 2022, and may be accessed by dialing (877) 481-4010 for participants in the United States and Canada and (919) 882-2331 for international participants, followed by conference identification code 46152. A web cast replay will also be available after the conference call in the Investor Relations section of the Company's website. During the audio web cast and conference call, the Company's management team will review second quarter 2022 performance, discuss recent events, and conduct a question-and-answer period.

Supplemental Information

Quarterly supplemental information as of and for the period ended June 30, 2022 can be accessed on the Company`s website under the Investor Relations section at www.piedmontreit.com.

About Piedmont Office Realty Trust

Piedmont Office Realty Trust, Inc. (NYSE: PDM) is an owner, manager, developer, redeveloper, and operator of high-quality, Class A office properties located primarily in the Sunbelt. Its approximately $5 billion portfolio is currently comprised of approximately 16 million square feet. The Company is a fully integrated, self-managed real estate investment trust (REIT) with local management offices in each of its markets and is investment-grade rated by S&P Global Ratings (BBB) and Moody’s (Baa2). Piedmont is a 2022 ENERGY STAR Partner of the Year. For more information, see www.piedmontreit.com.

Forward-Looking Statements

Certain statements contained in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company intends for all such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act, as applicable. Such information is subject to certain risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Therefore, such statements are not intended to be a guarantee of the Company`s performance in future periods. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "believe," "continue" or similar words or phrases that are predictions of future events or trends and which do not relate solely to historical matters. Examples of such statements in this press release include: whether the acquisition of 1180 Peachtree Street will close; whether the subsequent disposition of non-strategic assets totaling approximately $400 million over the next 12 months will occur; and the Company's estimated range of Net Income, Depreciation, Amortization, NAREIT FFO/Core FFO and NAREIT FFO/Core FFO per diluted share for the year ending December 31, 2022. These statements are based on beliefs and assumptions of Piedmont’s management, which in turn are based on information available at the time the statements are made.

The following are some of the factors that could cause the Company's actual results and its expectations to differ materially from those described in the Company's forward-looking statements: economic, regulatory, socio-economic changes, and/or technology changes (including accounting standards) that impact the real estate market generally, or that could affect patterns of use of commercial office space; the impact of competition on our efforts to renew existing leases or re-let space on terms similar to existing leases; changes in the economies and other conditions affecting the office sector in general and specifically the markets in which we primarily operate where we have high concentrations of our annualized lease revenue; lease terminations, lease defaults, lease contractions, or changes in the financial condition of our tenants, particularly by one of our large lead tenants; adverse market and economic conditions, including any resulting impairment charges on both our long-lived assets or goodwill resulting therefrom; the success of our real estate strategies and investment objectives, including our ability to identify and consummate suitable acquisitions and divestitures; the illiquidity of real estate investments, including regulatory restrictions to which REITs are subject and the resulting impediment on our ability to quickly respond to adverse changes in the performance of our properties; the risks and uncertainties associated with our acquisition and disposition of properties, many of which risks and uncertainties may not be known at the time of acquisition or disposition; development and construction delays, including the potential of supply chain disruptions, and resultant increased costs and risks; our real estate redevelopment and development strategies may not be successful; future acts of terrorism, civil unrest, or armed hostilities in any of the major metropolitan areas in which we own properties, or future cybersecurity attacks against any of our properties or our tenants; risks related to the occurrence of cyber incidents, or a deficiency in our cybersecurity, which could negatively impact our business by causing a disruption to our operations, a compromise or corruption of our confidential information, and/or damage to our business relationships; costs of complying with governmental laws and regulations; uninsured losses or losses in excess of our insurance coverage, and our inability to obtain adequate insurance coverage at a reasonable cost; additional risks and costs associated with directly managing properties occupied by government tenants, including an increased risk of default by government tenants during periods in which state or federal governments are shut down or on furlough; significant price and volume fluctuations in the public markets, including on the exchange which we listed our common stock; changes in interest rates and changes in the method pursuant to which the London Interbank Offered Rate ("LIBOR") rates are determined and the planned phasing out of United States dollar ("USD") LIBOR after June 2023; rising interest rates which could affect our return on investments and/or our ability to finance or refinance properties; the effect of future offerings of debt or equity securities or changes in market interest rates on the value of our common stock; additional risks and costs associated with inflation and continuing increases in the rate of inflation, including the possibility of a recession that could negatively impact our operations and the operations of our tenants and their ability to pay rent; uncertainties associated with environmental and regulatory matters; potential changes in the political environment and reduction in federal and/or state funding of our governmental tenants; changes in the financial condition of our tenants directly or indirectly resulting from geopolitical developments that could negatively affect important supply chains and international trade, the termination or threatened termination of existing international trade agreements, or the implementation of tariffs or retaliatory tariffs on imported or exported goods; the effect of any litigation to which we are, or may become, subject; additional risks and costs associated with owning properties occupied by tenants in particular industries, such as oil and gas, hospitality, travel, co-working, etc., including risks of default during start-up and during economic downturns; changes in tax laws impacting REITs and real estate in general, as well as our ability to continue to qualify as a REIT under the Internal Revenue Code of 1986, as amended, or other tax law changes which may adversely affect our stockholders; the future effectiveness of our internal controls and procedures; actual or threatened public health epidemics or outbreaks, such as experienced during the COVID-19 pandemic, as well as governmental and private measures taken to combat such health crises, could have a material adverse effect on our business operations and financial results; the adequacy of our general reserve related to tenant lease-related assets or the establishment of any other reserve in the future; and other factors, including the risk factors discussed under Item 1A. of Piedmont’s Annual Report on Form 10-K for the year ended December 31, 2021 and other documents we file with the Securities and Exchange Commission.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company cannot guarantee the accuracy of any such forward-looking statements contained in this press release, and the Company does not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Research Analysts/ Institutional Investors Contact:
Eddie Guilbert
770-418-8592
research.analysts@piedmontreit.com

Shareholder Services/Transfer Agent Services Contact:
Computershare, Inc.
866-354-3485
investor.services@piedmontreit.com

Piedmont Office Realty Trust, Inc.
Consolidated Balance Sheets (Unaudited)
(in thousands)
	June 30, 2022	December 31, 2021
Assets:
Real estate assets, at cost:
Land	$521,789	$529,941
Buildings and improvements	3,389,650	3,374,903
Buildings and improvements, accumulated depreciation	(892,131)	(861,206)
Intangible lease assets	164,194	178,157
Intangible lease assets, accumulated amortization	(85,459)	(83,777)
Construction in progress	41,544	43,406
Real estate assets held for sale, gross	—	80,586
Real estate assets held for sale, accumulated depreciation and amortization	—	(16,699)
Total real estate assets	3,139,587	3,245,311
Cash and cash equivalents	6,397	7,419
Tenant receivables	5,164	2,995
Straight line rent receivables	168,797	162,632
Notes receivable	—	118,500
Restricted cash and escrows	1,459	1,441
Prepaid expenses and other assets	26,955	20,485
Goodwill	98,918	98,918
Interest rate swaps	996	—
Deferred lease costs, gross	459,038	469,671
Deferred lease costs, accumulated depreciation	(211,757)	(205,100)
Other assets held for sale, gross	—	9,389
Other assets held for sale, accumulated depreciation	—	(996)
Total assets	$3,695,554	$3,930,665
Liabilities:
Unsecured debt, net of discount and unamortized debt issuance costs of $14,222 and $12,210, respectively	$1,674,778	$1,877,790
Accounts payable, accrued expenses, and accrued capital expenditures	99,724	114,453
Dividends payable	—	26,048
Deferred income	72,422	80,686
Intangible lease liabilities, less accumulated amortization	32,967	39,341
Interest rate swaps	—	4,924
Total liabilities	1,879,891	2,143,242
Stockholders' equity:
Common stock	1,234	1,231
Additional paid in capital	3,707,833	3,701,798
Cumulative distributions in excess of earnings	(1,882,962)	(1,899,081)
Other comprehensive income	(12,050)	(18,154)
Piedmont stockholders' equity	1,814,055	1,785,794
Noncontrolling interest	1,608	1,629
Total stockholders' equity	1,815,663	1,787,423
Total liabilities and stockholders' equity	$3,695,554	$3,930,665

Number of shares of common stock outstanding as of end of period	123,390	123,077
Net debt (Unsecured debt less Cash and cash equivalents)	1,668,381	1,870,371
Total Principal Amount of Debt Outstanding (Unsecured debt plus discount and unamortized debt issuance costs)	1,689,000	1,890,000

Piedmont Office Realty Trust, Inc.
Consolidated Statements of Income
Unaudited (in thousands, except for per share data)

	Three Months Ended		Six Months Ended
	6/30/2022	6/30/2021	6/30/2022	6/30/2021
Revenues:
Rental and tenant reimbursement revenue	$132,151	$126,967	$264,063	$252,879
Property management fee revenue	326	536	977	1,294
Other property related income	3,832	2,715	7,418	5,302
Total revenues	136,309	130,218	272,458	259,475
Expenses:
Property operating costs	53,634	51,658	107,256	103,082
Depreciation	32,372	29,998	63,887	58,101
Amortization	21,480	20,693	43,732	43,605
General and administrative	7,027	8,211	14,622	15,462
Total operating expenses	114,513	110,560	229,497	220,250
Other income (expense):
Interest expense	(13,775)	(12,345)	(27,673)	(24,925)
Other (expense)/income	(57)	2,631	1,967	4,987
Gain on sale of real estate assets	1	—	50,674	—
Total other income (expense)	(13,831)	(9,714)	24,968	(19,938)
Net income	7,965	9,944	67,929	19,287
Net loss applicable to noncontrolling interest	1	3	1	4
Net income applicable to Piedmont	$7,966	$9,947	$67,930	$19,291
Weighted average common shares outstanding - diluted	123,679	124,704	123,617	124,555
Net income per share applicable to common stockholders - diluted	$0.06	$0.08	$0.55	$0.15

Piedmont Office Realty Trust, Inc.
Funds From Operations, Core Funds From Operations and Adjusted Funds From Operations
Unaudited (in thousands, except for per share data)

	Three Months Ended		Six Months Ended
	6/30/2022	6/30/2021	6/30/2022	6/30/2021
GAAP net income applicable to common stock	$7,966	$9,947	$67,930	$19,291
Depreciation of real estate assets(1)	32,187	29,725	63,519	57,537
Amortization of lease-related costs	21,468	20,681	43,708	43,581
Gain on sale of real estate assets	(1)	—	(50,674)	—
NAREIT Funds From Operations and Core Funds from Operations applicable to common stock*	61,620	60,353	124,483	120,409
Amortization of debt issuance costs, fair market adjustments on notes payable, and discounts on debt	763	573	1,541	1,227
Depreciation of non real estate assets	175	264	348	546
Straight-line effects of lease revenue	(3,029)	(2,402)	(5,606)	(6,505)
Stock-based compensation adjustments	1,718	2,404	1,166	3,515
Net effect of amortization of above/below-market in-place lease intangibles	(3,009)	(2,669)	(6,171)	(5,461)
Non-incremental capital expenditures(2)	(9,338)	(16,862)	(28,285)	(34,209)
Adjusted Funds From Operations applicable to common stock*	$48,900	$41,661	$87,476	$79,522
Weighted average common shares outstanding - diluted	123,679	124,704	123,617	124,555
Funds From Operations and Core Funds From Operations per share (diluted)	$0.50	$0.48	$1.01	$0.97

(1)Excludes depreciation of non real estate assets.

(2)Capital expenditures of a recurring nature related to tenant improvements, leasing commissions and building capital that do not incrementally enhance the underlying assets' income generating capacity. Tenant improvements, leasing commissions, building capital and deferred lease incentives incurred to lease space that was vacant at acquisition, leasing costs for spaces vacant for greater than one year, leasing costs for spaces at newly acquired properties for which in-place leases expire shortly after acquisition, improvements associated with the expansion of a building and renovations that either enhance the rental rates of a building or change the property’s underlying classification, such as from a Class B to a Class A property, are excluded from this measure.

Piedmont Office Realty Trust, Inc.
EBITDAre, Core EBITDA, Property Net Operating Income (Cash and Accrual), Same Store Net Operating Income (Cash and Accrual)
Unaudited (in thousands)

	Cash Basis		Accrual Basis
	Three Months Ended		Three Months Ended
	6/30/2022	6/30/2021	6/30/2022	6/30/2021

Net income applicable to Piedmont (GAAP)	$7,966	$9,947	$7,966	$9,947
Net loss applicable to noncontrolling interest	(1)	(3)	(1)	(3)
Interest expense	13,775	12,345	13,775	12,345
Depreciation	32,362	29,989	32,362	29,989
Amortization	21,468	20,681	21,468	20,681
Depreciation and amortization attributable to noncontrolling interests	22	21	22	21
Gain on sale of real estate assets	(1)	—	(1)	—
EBITDAre* and Core EBITDA*	75,591	72,980	75,591	72,980
General & administrative expenses	7,027	8,211	7,027	8,211
Management fee revenue	(203)	(247)	(203)	(247)
Other income	273	(2,162)	273	(2,162)
Non-cash general reserve for uncollectible accounts	(1,000)	—
Straight line effects of lease revenue	(3,029)	(2,402)
Straight line effects of lease revenue attributable to noncontrolling interests	(1)	—
Amortization of lease-related intangibles	(3,009)	(2,669)
Property NOI*	75,649	73,711	82,688	78,782
Net operating (income)/loss from:
Acquisitions	(2,673)	—	(3,961)	—
Dispositions	(92)	(2,194)	(92)	(2,387)
Other investments(1)	138	202	130	258
Same Store NOI*	$73,022	$71,719	$78,765	$76,653
Change period over period in Same Store NOI	1.8%	N/A	2.8%	N/A

(1)Other investments consist of our investments in active, out-of-service redevelopment and development projects, land, and recently completed redevelopment and development projects. The operating results of 222 South Orange Avenue in Orlando, FL, are included in this line item.

Piedmont Office Realty Trust, Inc.
EBITDAre, Core EBITDA, Property Net Operating Income (Cash and Accrual), Same Store Net Operating Income (Cash and Accrual)
Unaudited (in thousands)

	Cash Basis		Accrual Basis
	Six Months Ended		Six Months Ended
	6/30/2022	6/30/2021	6/30/2022	6/30/2021

Net income applicable to Piedmont (GAAP)	$67,930	$19,291	$67,930	$19,291
Net loss applicable to noncontrolling interest	(1)	(4)	(1)	(4)
Interest expense	27,673	24,925	27,673	24,925
Depreciation	63,867	58,083	63,867	58,083
Amortization	43,708	43,581	43,708	43,581
Depreciation and amortization attributable to noncontrolling interests	44	42	44	42
Gain on sale of real estate assets	(50,674)	—	(50,674)	—
EBITDAre* and Core EBITDA*	152,547	145,918	152,547	145,918
General & administrative expenses	14,622	15,462	14,622	15,462
Management fee revenue	(565)	(637)	(565)	(637)
Other income	(1,536)	(4,302)	(1,536)	(4,302)
Non-cash general reserve for uncollectible accounts	(1,000)	412
Straight line effects of lease revenue	(5,606)	(6,505)
Straight line effects of lease revenue attributable to noncontrolling interests	(1)	1
Amortization of lease-related intangibles	(6,171)	(5,461)
Property NOI*	152,290	144,888	165,068	156,441
Net operating income from:
Acquisitions	(5,370)	—	(7,797)	—
Dispositions	(568)	(3,415)	(639)	(3,889)
Other investments(1)	328	356	377	468
Same Store NOI*	$146,680	$141,829	$157,009	$153,020
Change period over period in Same Store NOI	3.4%	N/A	2.6%	N/A

(1)Other investments consist of our investments in active redevelopment and development projects, land, and recently completed redevelopment and development projects for which some portion of operating expenses were capitalized during the current or prior reporting periods. The operating results from 222 South Orange Avenue in Orlando, FL, are included in this line item.

*Definitions:

Funds From Operations ("FFO"): The Company calculates FFO in accordance with the current National Association of Real Estate Investment Trusts (“NAREIT”) definition. NAREIT currently defines FFO as net income (calculated in accordance with GAAP), excluding depreciation and amortization related to real estate, gains and losses from the sale of certain real estate assets, gains and losses from change in control, and impairment write-downs of certain real estate assets and investment in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity, along with appropriate adjustments to those reconciling items for joint ventures. These adjustments can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates. FFO is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that FFO is helpful to investors as a supplemental performance measure because it excludes the effects of depreciation, amortization and gains or losses from sales of real estate, all of which are based on historical costs, which implicitly assumes that the value of real estate diminishes predictably over time. The Company also believes that FFO can help facilitate comparisons of operating performance between periods and with other REITs. However, other REITs may not define FFO in accordance with the NAREIT definition, or may interpret the current NAREIT definition differently than the Company; therefore, the Company’s computation of FFO may not be comparable to that of such other REITs.

Core Funds From Operations ("Core FFO"): The Company calculates Core FFO by starting with FFO, as defined by NAREIT, and adjusting for gains or losses on the extinguishment of swaps and/or debt and any significant non-recurring items. Core FFO is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Core FFO is helpful to investors as a supplemental performance measure because it excludes the effects of certain items which can create significant earnings volatility, but which do not directly relate to the Company’s core business operations. As a result, the Company believes that Core FFO can help facilitate comparisons of operating performance between periods and provides a more meaningful predictor of future earnings potential. Other REITs may not define Core FFO in the same manner as the Company; therefore, the Company’s computation of Core FFO may not be comparable to that of other REITs.

Adjusted Funds From Operations ("AFFO"): The Company calculates AFFO by starting with Core FFO and adjusting for non-incremental capital expenditures and then adding back non-cash items including: non-real estate depreciation, straight-lined rents and fair value lease adjustments, non-cash components of interest expense and compensation expense, and by making similar adjustments for joint ventures. AFFO is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that AFFO is helpful to investors as a meaningful supplemental comparative performance measure of our ability to make incremental capital investments. Other REITs may not define AFFO in the same manner as the Company; therefore, the Company’s computation of AFFO may not be comparable to that of other REITs.

EBITDAre: The Company calculates EBITDAre in accordance with the current National Association of Real Estate Investment Trusts (“NAREIT”) definition. NAREIT currently defines EBITDAre as net income (computed in accordance with GAAP) adjusted for gains or losses from sales of property, impairment losses, depreciation on real estate assets, amortization on real estate assets, interest expense and taxes, along with the same adjustments for joint ventures. Some of the adjustments mentioned can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates. EBITDAre is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that EBITDAre is helpful to investors as a supplemental performance measure because it provides a metric for understanding the Company’s results from ongoing operations without taking into account the effects of non-cash expenses (such as depreciation and amortization) and capitalization and capital structure expenses (such as interest expense and taxes). The Company also believes that EBITDAre can help facilitate comparisons of operating performance between periods and with other REITs. However, other REITs may not define EBITDAre in accordance with the NAREIT definition, or may interpret the current NAREIT definition differently than the Company; therefore, the Company’s computation of EBITDAre may not be comparable to that of such other REITs.

Core EBITDA: The Company calculates Core EBITDA as net income (computed in accordance with GAAP) before interest, taxes, depreciation and amortization and incrementally removing any impairment losses, gains or losses from sales of property and other significant infrequent items that create volatility within our earnings and make it difficult to determine the earnings generated by our core ongoing business. Core EBITDA is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Core EBITDA is helpful to investors as a supplemental performance measure because it provides a metric for understanding the performance of the Company’s results from ongoing operations without taking into account the effects of non-cash expenses (such as depreciation and amortization), as well as items that are not part of normal day-to-day operations of the Company’s business. Other REITs may not define Core EBITDA in the same manner as the Company; therefore, the Company’s computation of Core EBITDA may not be comparable to that of other REITs.

Property Net Operating Income ("Property NOI"): The Company calculates Property NOI by starting with Core EBITDA and adjusting for general and administrative expense, income associated with property management performed by Piedmont for other organizations and other income or expense items for the Company, such as interest income from loan investments or costs from the pursuit of non-consummated transactions. The Company may present this measure on an accrual basis or a cash basis. When presented on a cash basis, the effects of non-cash general reserve for uncollectible accounts, straight lined rents and fair value lease revenue are also eliminated. Property NOI is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Property NOI is helpful to investors as a supplemental comparative performance measure of income generated by its properties alone without the administrative overhead of the Company. Other REITs may not define Property NOI in the same manner as the Company; therefore, the Company’s computation of Property NOI may not be comparable to that of other REITs.

Same Store Net Operating Income ("Same Store NOI"): The Company calculates Same Store NOI as Property NOI attributable to the properties for which the following criteria were met during the entire span of the current and prior year reporting periods: (i) they were owned, (ii) they were not under development / redevelopment, and (iii) none of the operating expenses for which were capitalized. Same Store NOI also excludes amounts attributable to land assets. The Company may present this measure on an accrual basis or a cash basis. Same Store NOI is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Same Store NOI is helpful to investors as a supplemental comparative performance measure of the income generated from the same group of properties from one period to the next. Other REITs may not define Same Store NOI in the same manner as the Company; therefore, the Company’s computation of Same Store NOI may not be comparable to that of other REITs.